Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Larry J. Miller Executive Chairman 717-747-1500 lmiller@peoplesbanknet.com

PeoplesBank Names Larry D. Pickett, CPA

Executive Vice President And Chief Financial Officer

York, Pennsylvania (August 9, 2018) – PeoplesBank, A Codorus Valley Company, is pleased to announce Larry D. Pickett, CPA, has joined the company as Executive Vice President and Chief Financial Officer. Mr. Pickett will also serve as Treasurer of the Bank’s holding company, Codorus Valley Bancorp, Inc. (NASDAQ: CVLY).

“We are delighted that Larry has joined our team,” said Larry J. Miller, Executive Chairman of PeoplesBank. “His extensive experience in the financial services industry will greatly contribute to the continued overall success of PeoplesBank.”

Most recently, Mr. Pickett was employed by Bay Bank in Columbia, Maryland as Executive Vice President and Chief Financial Officer. Prior to that, he was employed in similar financial and management roles at Susquehanna Bank and Fairfax Savings.

Mr. Pickett is a graduate of Towson University with a B.S. in Accounting and earned his Certified Public Accountant (CPA) license in the state of Maryland. He is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

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With assets of approximately $1.8 billion, PeoplesBank, A Codorus Valley Company, is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland.

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